Exhibit 99.1

Rainmaker Closes Follow-On Offering of Common Stock

Campbell, Calif. – April 25, 2007 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of sales and marketing solutions combining hosted application software and execution services, today announced that it has closed a follow-on public offering of 4,165,690 shares of its common stock at a price of $8.50 per share, before underwriting discounts and commissions. The offering consisted of 3,500,000 newly-issued primary shares offered by the Company and 665,690 shares offered by the selling stockholders named in the prospectus supplement. The Company received today gross proceeds from the offering of $28.1 million, after underwriting discounts and commissions. The Company anticipates that the net proceeds to it from the offering will be approximately $27.3 million after payment of estimated expenses relating to the offering.

The Company has agreed to sell up to an additional 624,853 shares of its common stock at the same public offering price per share if the underwriters exercise their over-allotment option to purchase additional shares of common stock from the Company by May 19, 2007. Needham & Company, LLC acted as the lead manager for the offering and A.G. Edwards & Sons, Inc. and Craig-Hallum Capital Group LLC acted as co-managers.

Registration statements relating to the securities in the offering have been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. A copy of the prospectus supplement relating to the offering may be obtained from: Needham & Company, LLC, 445 Park Avenue, New York, New York 10022 (tel: (212) 371-8300).

About Rainmaker

Rainmaker Systems, Inc. delivers sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. Our Revenue Delivery Platform(SM) combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services. Rainmaker clients include large enterprises in a range of industries, including computer hardware and software, telecommunications, and financial services industries.

NOTE: Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events, including the intended use of proceeds, the ultimate consummation of the offering, and expectations with respect to the over-allotment option. Other forward-looking statements can be identified by the use of the words “believes,” “expects,” “forecast,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in those statements will be achieved or will occur as expected, if at all. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to integrate acquisitions and expand our operations without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company remains dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation or contraction of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K, 10-Q and 8-K.

CONTACT:

Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(408) 626-2439	(323) 468-2300
stevev@rmkr.com	rmkr@mkr-group.com